Exhibit 99.1

DoubleVerify Appoints NBCUniversal’s Jennifer Storms to its Board of Directors

New appointment highlights DV’s continued efforts in supporting advertisers' investments in CTV

New York, NY – June 3, 2025 — DoubleVerify (“DV”) (NYSE: DV), a leading software platform for digital media measurement, data, and analytics, today announced the appointment of Jennifer Storms, Chief Marketing Officer, NBCUniversal Television & Streaming, to its board of directors, effective as of June 2, 2025. Storms will serve on the Nominating & Corporate Governance Committee.

“We’re thrilled to welcome Jennifer to the DoubleVerify board,” said Mark Zagorski, CEO of DoubleVerify. “She brings a wealth of experience at the intersection of media, marketing, and sports and will offer valuable insights to DV’s continued growth in CTV. Her customer-first mindset and deep brand leadership expertise will be invaluable as we continue to expand our platform and deepen our relationships with advertisers around the world.”

As Chief Marketing Officer for NBCUniversal Television and Streaming, she leads brand strategy, integrated marketing, media, and consumer engagement for all NBCUniversal entertainment content and sports, including Peacock. Storms chairs the NBCUniversal Marketing Council as well as spearheads company-wide efforts to drive subscriber growth and cross-platform engagement.

Prior to her current role, Storms served as CMO of Entertainment and Sports for NBCUniversal and held senior marketing positions at PepsiCo, Gatorade, and Turner Sports. A recognized industry leader with more than 25 years of experience, Storms has been named to Adweek’s Most Powerful Women in Sports and inducted into SportsBusiness Journal’s “Forty Under 40” Hall of Fame.

“I’m honored to join the DoubleVerify board at such a pivotal time in the company’s growth,” said Jennifer Storms. “As marketers strive to connect with audiences in more meaningful and responsible ways, DV’s commitment to transparency, quality, and innovation has never been more important. I look forward to helping shape the company’s next chapter.”

About DoubleVerify

DoubleVerify (“DV”) (NYSE: DV) is the industry’s leading media effectiveness platform that leverages AI to drive superior outcomes for global brands. By powering media efficiency and performance, DV strengthens the online advertising ecosystem, preserving the fair value exchange between buyers and sellers of digital media. Learn more at www.doubleverify.com.

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